For Immediate Release
Contact:	Mike Morache – President and CEO

Larry Betterley –Sr. VP and CFO

Steve Schuster – VP and Treasurer

952.832.1000

PLATO Learning, Inc. Announces CFO Change

MINNEAPOLIS, MN – January 5, 2007 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult computer-based and e-learning solutions, today announced that Larry Betterley will be leaving his position as Chief Financial Officer. Mr. Betterley is leaving the Company to pursue other business interests. Robert Rueckl, the Company’s Vice President and Chief Accounting Officer since June 2005, will be appointed as his replacement. A transition will be completed during the month of January.

Mike Morache, PLATO Learning President and CEO, said, “We thank Larry for his many contributions to PLATO Learning. He has played a key role in the turnaround of the Company and leaves us with a quality finance organization and in a strong financial position as we move forward with the implementation of our strategy. We wish him well in his pursuit of other opportunities.”

“We welcome Rob Rueckl as our new CFO. Rob has done an excellent job as our Chief Accounting Officer in enhancing our reporting, processes and internal controls during a period of rapid change in the Company, and he has the necessary financial expertise and leadership skills for the CFO position. His appointment provides a strong continuity in that role,” said Morache.

Mr. Rueckl has over 20 years of financial management experience. Prior to joining PLATO Learning, he held the positions of Executive Vice President and Chief Financial Officer, and Vice President, Controller at Zomax Incorporated, a publicly held supply chain services company. From 1996 to 2002, Mr. Rueckl held several senior finance positions at ADC Telecommunications, during a period of significant growth and change. Prior to ADC, he spent five years at Cray Research in several accounting and finance positions, and six years in the audit practice of KPMG. Mr. Rueckl is a Certified Public Accountant (Inactive) and holds an MBA in Finance from the University of St. Thomas in St. Paul, Minnesota.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952. 832.1000 or 800.869.2000. The Company has offices throughout North America and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning and Straight Curve are trademarks of PLATO Learning, Inc. PLATO Inc. is a PLATO Learning, Inc., company.